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                                                                    EXHIBIT 12.1

                                 SEMPRA ENERGY
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in millions)


                                                                                                                   For the nine
                                                                                                                   months ended
                                                                                                                   September 30,
                                                                                                                   -------------
                                                                   1995      1996      1997      1998     1999      1999    2000
                                                                 -------   -------   -------   -------   -------   -----   -----
Fixed Charges and Preferred
Stock Dividends:

Interest                                                         $   227   $   205   $   209   $   210   $   233   $ 200   $ 246
Interest Portion of Annual Rentals                                    32        28        25        20        10      13       6
Preferred dividends of subsidiaries (1)                               50        37        31        18        16      13      12
                                                                 -------   -------   -------   -------   -------   -----   -----
Total Fixed Charges and Preferred Stock
Dividends For Purpose of Ratio                                   $   309   $   270   $   265   $   248   $   259   $ 226   $ 264
                                                                 =======   =======   =======   =======   =======   =====   =====

Earnings:

Pretax income from continuing operations                         $   665   $   727   $   733   $   432   $   573    $420   $ 501
Add:
  Fixed charges (from above)                                         309       270       265       248       259     226     264
  Less: Fixed charges capitalized                                      6         5         3         3         5       3       3
                                                                 -------   -------   -------   -------   -------   -----   -----
     Fixed charges net of capitalized charges                        303       265       262       245       254     224     261
                                                                 -------   -------   -------   -------   -------   -----   -----
  Total Earnings for Purpose of Ratio                            $   968   $   992   $   995   $   677   $   827   $ 643   $ 762
                                                                 =======   =======   =======   =======   =======   =====   =====
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends                                                   3.13      3.67      3.75      2.73      3.19    2.84    2.89
                                                                 =======   =======   =======   =======   =======   =====   =====

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.